                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         The Pepsi Bottling Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[PBG LOGO]

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                                Somers, NY 10589

                                                                  March 28, 2001

Dear Fellow Shareholders:

     On behalf of your Board of Directors, we are pleased to invite you to attend the 2001 Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. This meeting will be held on Wednesday, May 23, 2001 at 10:00 a.m. Eastern Daylight Time, at the Company's headquarters located at One Pepsi Way in Somers, New York.

     At this meeting, you will be asked to elect the Company's directors and approve the PBG Directors' Stock Plan and the Board's selection of independent auditors to audit the Company's financial statements for 2001. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

     If you plan to attend the meeting, please check the "Annual Meeting" box on your proxy card so that we may send you an admission card.

                                          Sincerely,

                                          /s/ Craig E. Weatherup
                                          Craig E. Weatherup
                                          Chairman and Chief Executive Officer

[PBG LOGO]

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                             Somers, New York 10589
--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

     The Pepsi Bottling Group, Inc. ("PBG" or the "Company") will hold its Annual Shareholders' Meeting at its headquarters at One Pepsi Way, Somers, New York, on Wednesday, May 23, 2001 at 10:00 a.m. Eastern Daylight Time, to:

     -  Elect the Company's directors;

     -  Approve the PBG Directors' Stock Plan;

     - Approve the appointment of KPMG LLP as the Company's independent auditors; and

     - Transact any other business that may properly come before the Annual Meeting.

     If you own shares of PBG Capital Stock as of the close of business on March 26, 2001 (the Record Date), you can vote those shares by proxy or at the Annual Meeting. If you plan to attend the Annual Meeting, you must request an admission card by checking the appropriate box on your proxy.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IN ORDER TO HOLD THE MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT BY VOTING AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ Pamela C. McGuire
                                          Pamela C. McGuire
                                          Secretary

March 28, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT THE MEETING.......................     1
Quorum and Voting Requirements..............................     1
Admission to Annual Meeting.................................     1
PROXY ITEM NO. 1 -- ELECTION OF DIRECTORS...................     2
Meetings of the Board of Directors..........................     3
Committees of the Board of Directors........................     3
Directors' Compensation.....................................     4
Section 16 Beneficial Ownership Reporting Compliance........     5
Stock Ownership of Certain Beneficial Owners................     5
Ownership of Common Stock by Directors and Executive
  Officers..................................................     6
EXECUTIVE COMPENSATION......................................     7
Summary of Cash and Certain Other Compensation..............     7
Stock Option Grants.........................................     8
Stock Option Exercises and Holdings.........................     8
Pension Plan Table..........................................     9
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....    10
Compensation Philosophy and Programs........................    10
Base Salaries...............................................    10
Annual Cash Incentives......................................    10
Long-Term Incentives........................................    11
Other Stock Programs........................................    11
2000 Compensation of the Chairman and Chief Executive
  Officer...................................................    11
Impact of Internal Revenue Code Section 162(m)..............    11
Summary.....................................................    12
REPORT OF THE AUDIT COMMITTEE...............................    13
INDEPENDENT PUBLIC ACCOUNTANTS..............................    14
PERFORMANCE GRAPH...........................................    15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    16
Stock Ownership and Director Relationships with PepsiCo.....    16
Agreements and Transactions with PepsiCo and Affiliates.....    16
PROXY ITEM NO. 2 -- APPROVAL OF PBG DIRECTORS' STOCK PLAN...    18
NEW PLAN BENEFITS...........................................    21
PROXY ITEM NO. 3 -- APPROVAL OF AUDITORS....................    21
OTHER MATTERS...............................................    21
YEAR 2002 SHAREHOLDERS' PROPOSALS...........................    21
GENERAL.....................................................    21
APPENDIX A..................................................   A-1
APPENDIX B..................................................   B-1

THE PEPSI BOTTLING GROUP, INC.
Somers, New York 10589

                                                                  March 28, 2001

                                PROXY STATEMENT

                        FOR ANNUAL MEETING TO BE HELD ON
                                  MAY 23, 2001

     The Board of Directors of The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG" or the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 23, 2001, at PBG's headquarters, One Pepsi Way, Somers, New York, for the purposes set forth in the accompanying Notice of the Meeting, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

     PBG is making its first mailing of this Proxy Statement on or about April 9, 2001.

                     GENERAL INFORMATION ABOUT THE MEETING

     QUORUM AND VOTING REQUIREMENTS. The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Capital Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees for directors. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter. If a shareholder holds shares through a broker, bank or other nominee, generally the nominee may vote the shares it holds in accordance with instructions received. However, if a broker does not receive voting instructions from the beneficial owner of shares on a particular matter ("broker non-votes"), those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.

     Only shareholders of record at the close of business on March 26, 2001 are entitled to vote at the Annual Meeting. Any shareholder returning a proxy may revoke it by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors' recommendations.

     PBG's Capital Stock includes both Common Stock and Class B Common Stock. At March 26, 2001, the record date, there were 144,012,264 shares of PBG Common Stock outstanding and 88,350 shares of Class B Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting. The holders of Class B Common Stock are entitled to 250 votes per share. All outstanding shares of Class B Common Stock are held by PepsiCo, Inc. ("PepsiCo").

     ADMISSION TO ANNUAL MEETING. If you are a registered owner and plan to attend the meeting in person, please check the "Annual Meeting" box on the proxy so that we may send you an admission card. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership (such as a bank or brokerage firm account statement) to the Company's transfer agent, The Bank of New York, 101 Barclay Street, New York, New York 10286. Admittance to the Annual Meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions desk.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Board of Directors proposes the following nine nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.
--------------------------------------------------------------------------------

     LINDA G. ALVARADO, 48, was elected to PBG's Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes, Inc., Qwest Communications International, Inc. and Lennox International.
--------------------------------------------------------------------------------

     BARRY H. BERACHA, 59, was elected to PBG's Board in March 1999. He has been the Chairman of the Board and Chief Executive Officer of The Earthgrains Company since 1993. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of St. Louis University and McCormick & Co., Inc.
--------------------------------------------------------------------------------

     JOHN T. CAHILL, 43, was elected to PBG's Board in January 1999. He is our President and Chief Operating Officer and has been designated to succeed Mr. Weatherup as PBG's Chief Executive Officer in late 2001. Mr. Cahill served as our Executive Vice President and Chief Financial Officer prior to becoming our President and Chief Operating Officer in August 2000. He was Executive Vice President and Chief Financial Officer of the Pepsi-Cola Company from April 1998 to November 1998. Prior to that, Mr. Cahill was Senior Vice President and Treasurer of PepsiCo, having been appointed to that position in April 1997. In 1996, he became Senior Vice President and Chief Financial Officer of Pepsi-Cola North America. Mr. Cahill joined PepsiCo in 1989 and held several other senior financial positions through 1996.
--------------------------------------------------------------------------------

     THOMAS W. JONES, 51, was elected to PBG's Board in March 1999. Mr. Jones is the Chairman and Chief Executive Officer, Global Investment Management and Private Banking Group, for Citigroup. He is also the Co-Chairman and Chief Executive Officer of Citigroup Asset Management, a position he assumed in October 1998. Previously Mr. Jones was Chairman and Chief Executive Officer of Salomon Smith Barney Asset Management. From 1995 to 1997, Mr. Jones served as Vice Chairman of the Teachers Insurance and Annuity Association -- College Retirement Equities Fund, where he also served as President and Chief Operating Officer from 1993 to 1997, and Chief Financial Officer from 1989 to 1993. Mr. Jones is also a director of the Federal Home Loan Mortgage Corporation (Freddie
Mac).
--------------------------------------------------------------------------------

     THOMAS H. KEAN, 65, was elected to PBG's Board in March 1999. Mr. Kean has been the President of Drew University since 1990 and was the Governor of the State of New Jersey from 1982 to 1990. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, The CIT Group, Inc., Fiduciary Trust Company International and UnitedHealth Group, Inc. He is also Chairman of Carnegie Corporation of New York.
--------------------------------------------------------------------------------

     SUSAN D. KRONICK, 49, was elected to PBG's Board in March 1999. Ms. Kronick is Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores, a position she had held since June 1997. From 1993 to 1997, Ms. Kronick served as President of Federated's Rich's/Lazarus/Goldsmith's division. She spent the previous 20 years at Bloomingdale's, where her last position was as Senior Executive Vice President and Director of Stores. Ms. Kronick is also a director of Union Planters National Bank in Miami.
--------------------------------------------------------------------------------

     MARGARET D. MOORE, 53, was elected to PBG's Board in January 2001. Ms. Moore is Senior Vice President, Human Resources of PepsiCo, a position she assumed at the end of 1999. From November 1998 to December 1999, she was Senior Vice President and Treasurer of PBG. Prior to joining PBG, Ms. Moore spent 25 years with PepsiCo in a number of senior financial and human resources positions.
--------------------------------------------------------------------------------

     ROBERT F. SHARPE, JR., 49, was elected to PBG's Board in March 1999. He is the Senior Vice President, Public Affairs, General Counsel and Secretary of PepsiCo. He joined PepsiCo in January 1998 as Senior Vice President, General Counsel and Secretary. Mr. Sharpe was Senior Vice President and General Counsel of RJR Nabisco Holdings Corp. from 1996 until 1998. He was previously Vice President, Tyco International Ltd. from 1994 to 1996 and Vice President, Assistant General Counsel and Secretary of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. from 1989 to 1994. Mr. Sharpe is also a director of PepsiAmericas, Inc. (formerly Whitman Corporation).
--------------------------------------------------------------------------------

     CRAIG E. WEATHERUP, 55, was elected to PBG's Board in January 1999. He has been Chairman of the Board and Chief Executive Officer of PBG since March 1999. He served on the Board of Directors of PepsiCo from 1996 until March 1999. Prior to becoming Chairman and Chief Executive Officer of PBG, he served as Chairman and Chief Executive Officer of the Pepsi-Cola Company since July 1996. He was appointed President of the Pepsi-Cola Company in 1988, President and Chief Executive Officer of Pepsi-Cola North America in 1991, and served as PepsiCo's President in 1996. Mr. Weatherup is also a director of Federated Department Stores, Inc. and Starbucks Corporation.
--------------------------------------------------------------------------------

     If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

     MEETINGS OF THE BOARD OF DIRECTORS. PBG's Board of Directors held five regular meetings during fiscal year 2000. Attendance by incumbent directors at all Board and Committee meetings was 98%.

     COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors has three standing committees: Audit and Affiliated Transactions, Compensation and Management Development (including a Compensation Subcommittee consisting solely of "outside directors"), and Nominating and Corporate Governance.

     The Audit and Affiliated Transactions Committee consists of Barry H. Beracha, Susan D. Kronick and Thomas W. Jones, who serves as Chairperson, all of whom have been determined by the Board of Directors to be independent (as independence is defined under the New York Stock Exchange listing standards). The Audit and Affiliated Transactions Committee's primary responsibilities are to: (i) oversee the Company's financial reporting principles and policies and internal control systems, including review of the Company's quarterly and annual financial statements; (ii) review and monitor the performance and independence of the Company's independent auditors and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board; and (iv) select (subject to shareholder ratification), evaluate, and where appropriate, replace PBG's independent auditors. The Audit and Affiliated Transactions Committee also reviews transactions between the Company and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee held four meetings during fiscal 2000.

     The Compensation and Management Development Committee consists of Linda G. Alvarado, Thomas W. Jones, Thomas H. Kean, Susan D. Kronick, Margaret D. Moore, Robert F. Sharpe, Jr. and Barry H. Beracha, who serves as Chairperson. The Compensation and Management Development Committee's responsibilities include:
(i) reviewing the Company's compensation and benefits philosophy; (ii) approving and, where appropriate, recommending to the shareholders for approval annual and long-term executive compensation programs or any changes in such plans; (iii) evaluating, in conjunction with the Nominating and Corporate Governance Committee, the performance of the Chairman and CEO and approving the Chairman and CEO's base salary; (iv) evaluating the performance of the other executive officers and approving their base salaries; (v) approving the aggregate amount for annual bonus awards; (vi) approving awards under stock-based plans (other than to the Chairman and CEO and other named executive officers); and (vii) reviewing senior management succession planning.

     In addition, for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and Rule 16b-3 of the Securities Exchange Act of 1934, the Board of Directors has established a Compensation Subcommittee, consisting of Linda G. Alvarado, Barry H. Beracha, Thomas W. Jones, Thomas H. Kean and Susan D. Kronick, all of whom are "outside" and "non-employee" directors. The Compensation Subcommittee's responsibilities include: (i) administering PBG's annual and long-term executive compensation plans with respect to the Company's executive officers, including the Chairman and CEO, and other executives deemed covered by Section 162(m) of the Code (the "Covered Executives"); (ii) approving performance goals, maximum awards and payout schedules for annual incentive awards for the Covered Executives; (iii) certifying performance and approving annual incentive awards for the Covered Executives; and (iv) approving awards of long-term incentives to the Covered Executives. The Compensation and Management Development Committee and Compensation Subcommittee each held five meetings during fiscal 2000.

     The Nominating and Corporate Governance Committee consists of Linda G. Alvarado and Thomas H. Kean, who serves as Chairperson. The Nominating and Corporate Governance Committee's responsibilities include: (i) identifying candidates for future Board membership and proposing criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting; (ii) periodically assessing and reporting to the Board on Board performance and effectiveness; (iii) periodically reviewing and making recommendations to the Board concerning the composition, size and structure of the Board and its Committees; (iv) periodically reviewing and recommending the compensation for non-employee directors; and (v) in conjunction with the Compensation and Management Development Committee, advising the Board in its periodic evaluation of the Chairman and CEO's performance. The Nominating and Corporate Governance Committee held two meetings during fiscal 2000. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589.

     DIRECTORS' COMPENSATION. Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors receive a one-time grant of $25,000 in restricted PBG Common Stock upon joining the Board of Directors. This grant may be converted to phantom stock and deferred until the director leaves the Board. In addition, non-employee directors received an annual grant of options to purchase PBG Common Stock in the amount of $225,000 for 2000. In 2001, non-employee directors will now receive a grant of options to purchase PBG

Common Stock in the amount of $275,000. Options are granted at fair market value and may be exercised for up to ten years while a director is serving on the Board (the full ten-year term applies in the case of death or disability). In addition, non-employee directors have a one-time opportunity to convert options into PBG Common Stock at a ratio of three options for each share of common stock. Options converted to PBG Common Stock may in turn be deferred as phantom stock for a minimum period of two years. Non-employee directors do not receive retirement, health or life insurance benefits and do not receive additional fees for meeting attendance or acting as Committee Chairperson. Non-employee directors, however, are eligible to participate in PBG's charitable gift match program whereby certain charitable donations of up to $10,000 are matched.

     SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Capital Stock of the Company held by such persons. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during fiscal 2000.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. Based on Schedule 13G filings, shareholders holding 5% or more of PBG Capital Stock as of February 21, 2001, were:

NAME AND ADDRESS                                                NUMBER OF SHARES      PERCENT
OF BENEFICIAL OWNER                       TITLE OF CLASS       BENEFICIALLY OWNED     OF CLASS
-------------------                    --------------------    ------------------    ----------
1) PepsiCo, Inc.(1)..................  Class B Common Stock            88,350            100%
   700 Anderson Hill Road              Common Stock                54,917,329           37.9%(5)
   Purchase, NY 10577

2) AXA Financial, Inc.(2)............  Common Stock                10,298,675            7.1%(5)
   1290 Avenue of the Americas
   New York, NY 10104

3) Southeastern Asset
   Management, Inc.(3)...............  Common Stock                 9,609,510            6.6%(5)
   6410 Poplar Avenue
   Suite 900
   Memphis, TN 38119

4) FMR Corp.(4)......................  Common Stock                 7,411,150            5.1%(5)
   82 Devonshire Street
   Boston, MA 02109

---------------
(1) PepsiCo reported its beneficial ownership as of March 30, 1999 on a Schedule 13G filed with the Securities and Exchange Commission ("SEC"). The filing indicates that PepsiCo has sole voting power for 55,005,679 shares (for combined Class B Common Stock and Common Stock), shared voting power for 0 shares, sole dispositive power for 55,005,679 shares (for combined Class B Common Stock and Common Stock) and shared dispositive power for 0 shares.

(2) AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated) and its parent, AXA Assurances I.A.R.D. Mutuelle (collectively, "AXA"), reported their beneficial ownership as of December 31, 2000 on a Schedule 13G filed with the SEC. The filing indicates that AXA has sole voting power for 3,167,825 shares, shared voting power for 6,864,250 shares, sole dispositive power for 9,940,175 shares and shared dispositive power for 358,500 shares.

(3) Southeastern Asset Management, Inc. ("SAM") reported its beneficial ownership as of December 31, 2000 on a Schedule 13G filed with the SEC. The filing indicates that SAM has sole voting power for 8,461,910 shares, shared voting power for 0 shares, no voting power for 1,147,600 shares, sole dispositive power for 9,583,510 shares, shared dispositive power for 0 shares and no voting power for 26,000 shares.

(4) FMR Corp. ("FMR") reported its beneficial ownership as of December 31, 2000 on a Schedule 13G filed with the SEC. The filing indicates that FMR has sole voting power for 21,350 shares, shared voting power for 0 shares, sole dispositive power for 7,411,150 shares and shared dispositive power for 0 shares.

(5) Percentages are calculated based upon the number of outstanding shares of PBG Common Stock as of February 21, 2001.

     OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows, as of February 21, 2001, the shares of PBG Common Stock beneficially owned by (i) each director (including nominees), (ii) each executive officer of the Company named in the Summary Compensation Table, and
(iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or her. All directors and named executive officers of PBG as a group hold approximately 1.08% of PBG's Common Stock. PBG's internal stock ownership guidelines call for the Chairman and CEO to own PBG Common Stock (or deferral plan units) with a value equal to 5 times his current base salary within five years from the date of his election or appointment and for other key senior executives to own from 1 to 3 times their current base salaries within five years from the date of such officers election or appointment. For 2000, 100% of PBG's key senior executives met or exceeded their annual stock ownership guideline requirement.

                                                           NUMBER OF
                                                             SHARES
NAME OF INDIVIDUAL OR                                     BENEFICIALLY     DEFERRAL
NUMBER OF PERSONS IN GROUP                                  OWNED(1)       PLANS(2)      TOTAL
--------------------------                                ------------     --------    ---------
Linda G. Alvarado.......................................     22,158          1,087        23,245
Barry H. Beracha........................................     24,245              0        24,245
John T. Cahill..........................................    147,774         50,091       197,865
Eric J. Foss............................................    118,536         13,064       131,600
Thomas W. Jones.........................................      5,000          8,140(3)     13,140
Thomas H. Kean..........................................     23,158          1,087        24,245
Susan D. Kronick........................................     22,158          1,087        23,245
Pamela C. McGuire.......................................     89,125              0        89,125
Margaret D. Moore.......................................    133,612(4)(5)   10,755       144,367
Lionel L. Nowell, III...................................     21,206              0        21,206
Robert F. Sharpe, Jr....................................     11,783(5)       4,879(6)     16,662
Craig E. Weatherup......................................    948,054        299,499     1,247,553
All directors and named executive officers as a group
  (12 PERSONS)..........................................  1,566,809        389,689     1,956,498

---------------
(1) Includes vested stock options and stock options that will become exercisable within 60 days.

(2) Units denominated as PBG phantom stock under deferred compensation arrangements.

(3) Includes 7,053 units of PBG phantom stock representing the conversion of 21,158 vested stock options to purchase PBG Common Stock into PBG phantom stock units at a 3-to-1 ratio.

(4) Includes 1,500 shares of PBG Common Stock held indirectly through minor children.

(5) Ms. Moore and Mr. Sharpe each disclaims any beneficial ownership that he or she may have in PepsiCo's shares of PBG Capital Stock.

(6) Includes 3,792 units of PBG phantom stock representing the conversion of 11,375 vested stock options to purchase PBG Common Stock into PBG phantom stock units at a 3-to-1 ratio.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides information on compensation earned and stock options awarded for the years indicated by PBG to its Chief Executive Officer and four other most highly compensated executive officers as of the end of the Company's 2000 fiscal year in accordance with the rules of the SEC. These five individuals are referred to in this proxy statement as the named executive officers. Amounts shown include compensation paid or awarded to the named executive officers for periods prior to the Initial Public Offering ("IPO").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                             COMPEN-
                                                                              SATION
                                        ANNUAL COMPENSATION(1)                AWARDS
                             --------------------------------------------   ----------
                                                                            SECURITIES
                                                                              UNDER-
                                                             OTHER ANNUAL     LYING       ALL OTHER
                                                             COMPENSATION    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)        ($)           (#)           ($)
---------------------------  ----   ---------   ----------   ------------   ----------   ------------
Craig E. Weatherup.......    2000   $858,654    $1,488,000     $ 67,500(2)          0(3)  $   24,819(4)
  Chairman and Chief         1999    800,000     1,200,000      168,143     1,086,957         12,411
  Executive Officer          1998    792,307       844,000      131,182       156,486         11,698
John T. Cahill...........    2000    539,904       811,320       14,139(5)    240,000              0
  President and Chief        1999    468,077       531,250        7,608       264,130      1,000,000
  Operating Officer          1998    357,577       237,500        7,065        51,490             --
Eric J. Foss.............    2000    350,385       436,310       46,777(6)    136,533              0
  Executive Vice             1999    296,815       260,000      157,506       138,261        750,000
  President and              1998    296,319       156,910      360,216        37,388             --
  General Manager,
  PBG North America
Pamela C. McGuire........    2000    301,923       323,700       11,515(5)    117,333              0
  Senior Vice President,     1999    261,750       223,440        4,949       143,478        500,000
  General Counsel and        1998    217,408        93,680        4,949        17,066             --
  Secretary
Lionel L. Nowell, III....    2000    149,423(7)    460,650(7)      8,814(5)    95,484        500,000(8)
  Executive Vice             1999         --            --           --            --             --
  President and Chief        1998         --            --           --            --             --
  Financial Officer

---------------
(1) Annual compensation for 2000 reflects a 53-week period.

(2) This amount includes benefits from the use of corporate transportation and reimbursement for appropriate tax-related expenses.

(3) Mr. Weatherup did not receive a long-term incentive award for 2000; however, he received a Founder's Grant of stock options in 1999.

(4) This amount includes $20,838 in preferential earnings on income deferred by Mr. Weatherup. In order to earn a preferential return, Mr. Weatherup elected a risk feature under which, if he terminated his employment, he would forfeit all his deferred income. In addition, this amount includes $3,981, which reflects the Company paid portion of a life insurance policy for Mr. Weatherup. If Mr. Weatherup dies while employed by the Company, the Company is reimbursed for its payments from the proceeds of the policy.

(5) This amount represents reimbursement for appropriate tax-related expenses.

(6) This amount includes earnings on deferred compensation paid in 2000, expenses incurred during Mr. Foss's foreign assignment and reimbursement for appropriate tax-related expenses.

(7) Mr. Nowell's salary reflects his employment at PBG commencing as of August 8, 2000. Mr. Nowell's bonus reflects a full year payout based on PBG's business performance.

(8) This amount reflects a one-time grant of restricted stock to ensure senior management continuity. This grant is similar to one-time awards made to key PBG managers in 1999. Mr. Nowell must remain employed by the Company through February 2003 to receive this award.

     STOCK OPTION GRANTS. The following table presents information with respect to stock option grants that were made during the fiscal year ending December 30, 2000 to each of the named executive officers. All options granted by the Company in 2000 were non-qualified stock options, and no stock appreciation rights were granted in 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------
                             NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                            SECURITIES       OPTIONS                                  AT ASSUMED ANNUAL RATES
                              UNDER-        GRANTED TO    EXERCISE                  OF STOCK PRICE APPRECIATION
                               LYING        EMPLOYEES     OR BASE                         FOR OPTION TERM
                              OPTIONS       IN FISCAL      PRICE      EXPIRATION    ----------------------------
NAME                       GRANTED(#)(1)     YEAR(2)       ($/SH)        DATE         5%($)(3)       10%($)(3)
----                       -------------    ----------    --------    ----------    ------------    ------------
Craig E. Weatherup.......           0            0             --            --              --              --
John T. Cahill...........     240,000          3.7%        $18.75      03/29/10      $2,830,026      $7,171,841
Eric J. Foss.............     136,533          2.1%         18.75      03/29/10       1,609,966       4,079,971
Pamela C. McGuire........     117,333          1.8%         18.75      03/29/10       1,383,564       3,506,223
Lionel L. Nowell, III....      95,484          1.5%         31.00      03/29/10       1,861,531       4,717,484

---------------
(1) Stock Options are exercisable as follows: 25% on March 30, 2001; 25% on March 30, 2002 and 50% on March 30, 2003.

(2) Approximately 6,600,000 options to purchase PBG Common Stock were granted primarily to key employees in 2000. This amount also includes a special one-time grant to local sales leaders and a broad-based grant to front-line employees in Spain and Greece.

(3) The 5% and 10% rates of appreciation are based on a ten-year option term and were specified by the SEC. These rates are not intended to forecast future appreciation, if any, of PBG Common Stock.

     STOCK OPTION EXERCISES AND HOLDINGS. No company-granted options were exercised during the last fiscal year by named executive officers. The following table presents information with respect to the status and current value of unexercised stock options held as of December 30, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES(1)

                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                            SHARES                       OPTIONS AT FY-END(#)                AT FY-END($)
                         ACQUIRED ON      VALUE      ----------------------------    ----------------------------
NAME                     EXERCISE(#)     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     ------------    --------    -----------    -------------    -----------    -------------
Craig E. Weatherup.....       0             0          362,319(2)      724,638       $6,091,488      $12,182,976
John T. Cahill.........       0             0                0         504,130                0        9,495,686
Eric J. Foss...........       0             0                0         274,794                0        5,200,239
Pamela C. McGuire......       0             0                0         260,811                0        4,883,550
Lionel L. Nowell,
  III..................       0             0                0          95,484                0          841,453

---------------
(1) The closing price of PBG Common Stock on December 29, 2000, the last trading day prior to PBG's fiscal year end, was $39.813.

(2) Mr. Weatherup's Founder's Grant is exercisable over 3 years: one-third on March 30, 2000; one-third on March 30, 2001; and one-third on March 30, 2002.

                               PENSION PLAN TABLE

     The Company has adopted the PBG Salaried Employees Retirement Plan and the PBG Pension Equalization Plan. The annual benefits payable under these two pension plans to employees with five or more years of service at age 65 are, for the first 10 years of credited service, 30% of the employee's highest consecutive five-year average annual earnings plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years). Service under the PBG plans generally includes credit for service at PepsiCo. Under the PBG plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2001 for the following pay classifications and years of service are expected to be:

                                YEARS OF SERVICE

REMUNERATION      15         20          25           30           35
------------   --------   --------   ----------   ----------   ----------
 $  250,000    $ 85,178   $ 96,900   $  108,630   $  120,360   $  132,080
    500,000     172,678    196,900      221,130      245,360      269,580
    750,000     260,178    296,900      333,630      370,360      407,080
  1,000,000     347,678    396,900      446,130      495,360      544,580
  1,250,000     435,178    496,900      558,630      620,360      682,080
  1,500,000     522,678    596,900      671,130      745,360      819,580
  1,750,000     610,178    696,900      783,630      870,360      957,080
  2,000,000     697,678    796,900      896,130      995,360    1,094,580
  2,250,000     785,178    896,900    1,008,630    1,120,360    1,232,080
  2,500,000     872,678    996,900    1,121,130    1,245,360    1,369,580

     The pay covered by the pension plans noted above is based on the salary and bonus shown in the Summary Compensation Table on page 7 for each of the named executive officers. The years of credited service as of January 1, 2001 for the named executive officers are as follows: 26 years for Mr. Weatherup; 11 years for Mr. Cahill; 18 years for Mr. Foss; 23 years for Ms. McGuire; and 9 years for Mr. Nowell.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee is responsible for providing thought leadership in the development of a compensation and benefits philosophy that drives Company performance and shareholder value.

     COMPENSATION PHILOSOPHY AND PROGRAMS. PBG is focused on maximizing value for its shareholders by consistently delivering superior business results. The Committee's goal is to ensure PBG's executive compensation programs are designed to enable the Company to attract, retain, and motivate global executive talent whose performance is critical to the Company's success. PBG's executive compensation programs provide key employees with the opportunity to receive fixed and variable pay through annual and long-term incentives. These programs were developed based on the following principles:

     - Align the interests of shareholders, the Company, and executives by placing particular emphasis on long-term stock based programs that foster a strong relationship between shareholder return and executive compensation.

     - Attract and retain key talent by providing a total compensation package that is competitive within our industry, rewards executives for superior performance and builds employee wealth over the long-term.

     - Develop programs that are (i) appropriate within our financial structure; and (ii) simple and straightforward so that employees have a clear understanding of the business results required to earn variable pay.

     In addition, the Committee annually examines annual and long-term compensation levels for executives against a peer group made up of comparably sized companies from the consumer goods, bottling, retail and service industries. These companies include two of the companies in the indices included on the Performance Graph on page 15. The Committee believes that targeting compensation at a level comparable to this group of companies appropriately reflects the labor market for Company executives.

     PBG's executives are eligible for three compensation components: (1) base salary, (2) annual cash incentives, and (3) long-term incentives.

     BASE SALARIES. The Company's executive salary structure is based on broad salary bands. Executive base pay is targeted at the 75th percentile of the group of such comparably sized companies. Individual base salaries are determined based on a targeted pay level for each position within each salary band. Annual increases are based on individual performance, experience and responsibilities, and reflect the Company's philosophy of paying for performance against underlying job accountabilities.

     ANNUAL CASH INCENTIVES. Executive officers are eligible to receive annual cash incentives under the Executive Incentive Compensation Plan ("EICP"). The plan's objectives are to support the attainment of PBG's business and performance goals by placing a sizeable percentage of pay at risk. Other executives receive annual cash incentives under a bonus plan that includes specific goals for each organizational unit reflective of PBG's team-based approach. The primary PBG performance goal is based on earnings before interest, taxes, depreciation and amortization ("EBITDA"). Team performance goals at the local level are based on profit and volume measures. Individual payouts are based on an executive's bonus target and attainment of these pre-established goal(s).

     In order to ensure compliance under Section 162(m) of the Code, the Compensation Subcommittee (comprised entirely of "outside directors") determines the annual and long-term incentives for our executive officers and other officers deemed covered by Section 162(m). In 2000, the pre-established incentive goal for the named executive officers was based 100% on EBITDA. No payment is made to the named executive officers if a minimum EBITDA target is not met. Once the minimum or higher EBITDA target is achieved, the named executive officers are eligible to receive a related maximum award. The Subcommittee may then exercise discretion to decrease (but not increase) the amount payable to the named executive officers. Pursuant to the terms of the EICP, the Subcommittee certified the results against the performance objectives, exercised its discretion and approved the annual incentive awards for the named executive officers.

     LONG-TERM INCENTIVES. The Company provides long-term incentives through its Long-Term Incentive Plans (collectively "LTIP"). These long-term incentives may include non-qualified stock options, performance units, incentive stock options, stock appreciation rights, and restricted stock grants. The objective of the LTIP is to provide a long-term focus that links executive compensation to the creation of shareholder value and balances the short-term focus of the annual incentives and base pay. Non-qualified stock options are the primary long-term incentive vehicle of the Company. Individual grants are tied to an executive's salary band and current base salary and are targeted at the 75th percentile of the peer group.

     OTHER STOCK PROGRAMS. The Committee has established stock ownership guidelines for the Company's key senior executives. The guidelines vary from one to five times annual salary. Ownership levels are measured annually and affected employees must meet or exceed the guidelines within five years of implementation. In 2000, 100% of PBG's key senior executives met or exceeded their annual requirement.

     2000 COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER. In 2000, Mr. Weatherup received an increase of $50,000 bringing his annual salary to $850,000, which is slightly below the median of PBG's peer group.

     Like the other named executive officers, no annual incentive is paid to Mr. Weatherup if a minimum EBITDA target is not met. Once the minimum or higher EBITDA target is achieved, Mr. Weatherup is eligible to receive a related maximum award. The Subcommittee then determines the actual award, which may not exceed the maximum. In doing so, financial and non-financial performance measures are considered. The non-financial measures for 2000 included: (i) establishing a strong and powerful operating culture; (ii) leveraging organizational capabilities to achieve business strategy; and (iii) focusing on key business drivers. The financial measure for 2000 was based 100% on the attainment of a pre-established EBITDA target. After combining the achievement of both the financial and non-financial performance measures, and in order to acknowledge Mr. Weatherup's significant contributions to PBG's success in 2000, the Subcommittee awarded Mr. Weatherup a bonus of $1,488,000.

     Mr. Weatherup did not receive an award in 2000 under the LTIP. Mr. Weatherup, however, did receive a Founder's Grant of stock options at the time of the IPO.

     IMPACT OF INTERNAL REVENUE CODE SECTION 162(m). Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee and the Subcommittee believe the EICP and LTIP satisfy the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under these plans are generally expected to qualify as performance-based compensation and to constitute the majority of aggregate incentive payments for the named executive officers.

     For 2000, the annual salary paid to Mr. Weatherup and the other named executive officers was in each case less than one million dollars. The 2000 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible when paid. The stock option awards made to executive officers under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

     SUMMARY. The Compensation Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee stock ownership. The Committee feels that the awards made in 2000 were competitive and appropriate, and serve shareholders' long-term interests.

Respectfully submitted,
The Compensation and Management Development Committee

Barry H. Beracha (Chairperson)                   Susan D. Kronick
Linda G. Alvarado                                Margaret D. Moore
Thomas W. Jones                                  Robert F. Sharpe, Jr.
Thomas H. Kean

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee (the "Committee") of the Company's Board of Directors is composed of three directors, Thomas W. Jones (Chairperson), Barry H. Beracha and Susan D. Kronick, all of whom have been determined by the Board of Directors to be independent (as independence is defined under the New York Stock Exchange listing standards). The Committee operates under a written charter adopted by the Board of Directors, which is attached as Appendix A to this Proxy Statement. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and KPMG LLP, the independent auditing firm for the Company. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. The Committee discussed with KPMG LLP matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     KPMG LLP also provided the Committee with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG LLP that firm's independence.

     Based on discussions with management and KPMG LLP and review of the representations of management and the report of the independent auditors, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000 filed with the SEC.

                                          Thomas W. Jones (Chairperson)
                                          Barry H. Beracha
                                          Susan D. Kronick

                         INDEPENDENT PUBLIC ACCOUNTANTS

     In addition to retaining KPMG LLP to audit our consolidated financial statements for 2000, the Company and its affiliates retained KPMG LLP, as well as other accounting and consulting firms, to provide various consulting services in 2000, and expect to continue to do so in the future. The aggregate fees billed for professional services by KPMG LLP in 2000 were as follows.

     - Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of PBG's consolidated financial statements for the fiscal year ended December 30, 2000 and the reviews of its interim financial statements included in PBG's Forms 10-Q were approximately $1.3 million, including all statutory audits.

     - Financial Information Systems Design and Implementation Fee. There were no fees billed by KPMG LLP for services rendered in connection with PBG's financial information systems design and implementation during the fiscal year ended December 30, 2000.

     - All Other Fees. The aggregate amount of all fees billed for services rendered to PBG by KPMG LLP for the fiscal year ended December 30, 2000 (other than the audit fees described above) were approximately $770,000, primarily for tax and other audit related services.

     The Audit Committee has determined that the provision of all non-audit services performed for PBG by KPMG LLP is compatible with maintaining that firm's independence.

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to an index of peer companies selected by the Company (the "Bottling Group Index"). The Bottling Group Index consists of Coca-Cola Amatil Limited, Coca-Cola Bottling Co. Consolidated, Coca-Cola Enterprises Inc., Panamerican Beverages, Inc. and PepsiAmericas, Inc. (formerly Whitman Corporation). The graph assumes the return on $100 invested on March 31, 1999, the day the shares of PBG's Common Stock began trading on the New York Stock Exchange, to December 30, 2000, the last day of the Company's fiscal year. The returns of each member of the Bottling Group Index are weighted according to each member's stock market capitalization as of the beginning of the period measured and includes the subsequent reinvestment of dividends on a quarterly basis.

                      [PBG COMMON STOCK PERFORMANCE GRAPH]

                                          Q2        Q3        Q4        Q1        Q2        Q3        Q4
                              3/31/99   6/12/99   9/4/99   12/25/99   3/18/00   6/10/00   9/2/00   12/30/00
                              -------   -------   ------   --------   -------   -------   ------   --------
PBG                             100       101       92        75         93       125      145       184*
Bottling Group Index            100       110       91        70         71        61       64        68
S & P 500 Stock Index           100       101      106       113        114       113      118       103

* PBG's share price was $39.813 on December 29, 2000 (the last trading day before fiscal year end).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     STOCK OWNERSHIP AND DIRECTOR RELATIONSHIPS WITH PEPSICO. PBG was initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo's company-owned bottling businesses. PBG became a publicly traded company on March 31, 1999. As of February 21, 2001, PepsiCo's ownership represented 37.9% of the outstanding Common Stock and 100% of the outstanding Class B Common Stock together representing 46.2% of the voting power of all classes of PBG's voting stock. PepsiCo also owns 7.1% of the equity of Bottling Group, LLC, PBG's principal operating subsidiary, giving PepsiCo economic ownership of 42.4% of PBG's combined operations. In addition, Robert F. Sharpe, Jr. is an executive officer of PepsiCo.

     AGREEMENTS AND TRANSACTIONS WITH PEPSICO AND AFFILIATES. PBG and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to their respective businesses, and PBG and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. The term PBG as used in this section includes PBG and its subsidiaries.

     Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2000 are described below.

     Beverage Agreements and Purchases of Concentrates and Finished
Products. PBG purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give PBG the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which PBG purchases such concentrates. In addition, PBG bottles water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, PBG purchases finished beverage products from PepsiCo.

     During 2000, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $1.5 billion.

     PBG Manufacturing Services. PBG provides manufacturing services to PepsiCo in connection with the production of certain finished beverage products. In 2000, amounts paid or payable by PepsiCo to PBG for these services were approximately $21.1 million.

     Transactions with Joint Ventures in which PepsiCo holds an equity interest. PBG purchases tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton (the "Partnership"). During 2000, total amounts paid or payable to PepsiCo for the benefit of the Partnership were approximately $113.3 million. In addition, PBG provides certain manufacturing services in connection with the hot-filled tea products of the Partnership to PepsiCo for the benefit of the Partnership. In 2000, amounts paid or payable by PepsiCo to PBG for these services were approximately $14.8 million.

     PBG purchases finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks. During 2000, amounts paid or payable to the North American Coffee Partnership by PBG were approximately $95.8 million.

     In addition to the amounts described above, PBG received approximately $4.1 million from an international joint venture, in which PepsiCo holds an equity interest.

     Purchase of Snack Food Products from Frito-Lay, Inc. PBG purchases snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for sale and distribution through all of Russia except for Moscow. In 2000, amounts paid or payable by PBG to Frito-Lay, Inc. were approximately $23.7 million.

     Shared Services. PepsiCo provides various services to PBG pursuant to a shared services agreement, including procurement of raw materials, processing of accounts payable and credit and collection, certain tax and treasury services and information technology maintenance and systems development. During 2000, amounts paid or payable to PepsiCo for shared services totaled approximately $138.8 million.

     Pursuant to the shared services agreements, PBG provides certain employee benefit and international tax and accounting services to PepsiCo. During 2000, payments to PBG from PepsiCo for these services totaled approximately $638,000.

     Rental Payments. Amounts paid or payable by PepsiCo to PBG for rental of office space at certain PBG facilities were approximately $10.6 million in 2000.

     Insurance Services. Hillbrook Insurance Company, Inc., a subsidiary of PepsiCo, provides insurance and risk management services to PBG pursuant to a contractual arrangement. Costs associated with such services in 2000 totaled approximately $62.1 million. Additionally, in December 2000, PBG paid Hillbrook Insurance Company, Inc. approximately $57.6 million for insurance and risk management services for 2001.

     National Fountain Services. PBG provides certain manufacturing, delivery and equipment maintenance services to PepsiCo's national fountain customers. In 2000, net amounts paid or payable by PepsiCo to PBG for these services were approximately $188.5 million.

     Marketing and Other Support Arrangements. PepsiCo provides PBG with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and shared media and advertising support. For 2000, total direct marketing support funding paid or payable to PBG by PepsiCo approximated $523.6 million.

     Transactions with Bottlers in which PepsiCo holds an Equity Interest. PBG and PepsiAmericas, Inc., a bottler in which PepsiCo owns an equity interest, and PBG and Pepsi Bottling Ventures LLC, a bottler in which PepsiCo owns an equity interest, bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for one bottler to buy finished product from another. In 2000, PBG's sales to those bottlers totaled approximately $18.5 million and purchases were approximately $1.5 million.

     PBG provides certain administrative support services to PepsiAmericas, Inc. and Pepsi Bottling Ventures LLC. In 2000, amounts paid or payable by PepsiAmericas, Inc. and Pepsi Bottling Ventures LLC to PBG for these services were approximately $894,000.

     Bottling Group, LLC Distribution. PepsiCo has a 7.1% ownership interest in Bottling Group, LLC, our principal operating subsidiary. In accordance with the Bottling Group, LLC Limited Liability Company Agreement, PepsiCo received a $3.2 million distribution from Bottling Group, LLC in 2000.

     Relationships and Transactions with Management and Others. Linda G. Alvarado, a member of PBG's Board of Directors, together with her husband and children, own and operate Taco Bell and Pizza Hut restaurant companies that purchase beverage products from PBG. In 2000, the total amount of these purchases was approximately $382,521.

                                  APPROVAL OF
                           PBG DIRECTORS' STOCK PLAN
                             (ITEM 2 ON PROXY CARD)

     Introduction. The Board of Directors recommends that shareholders approve the PBG Directors' Stock Plan (the "Plan"), which was adopted by the Board of Directors on March 22, 2001 subject to shareholder approval. If the Plan is approved by shareholders, it will supersede the PBG Directors' Stock Plan of 1999 (the "Prior Plan") and certain initial and annual awards made under the Plan will be provided to the directors of PBG who are not employees of PBG ("Non-Employee Directors"), and in addition to those authorized but undelivered shares remaining under the Prior Plan, 300,000 shares of PBG Common Stock will be authorized and available for awards under the Plan. A summary of the material terms of the Plan is set forth below and is qualified in its entirety by reference to the Plan as set for in Appendix B hereto. If the Plan is not so approved, it will be canceled.

     Purpose. The purpose of the Plan is to provide compensation to members of the Board of Directors who are Non-Employee Directors and assist PBG in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and to associate more fully the interests of such directors with those of PBG shareholders.

     Eligibility. Non-Employee Directors. Presently, the number of Non-Employee Directors is 7.

     Initial Award. Shortly after commencing service on PBG's Board, each Non-Employee Director shall be awarded a formula grant of restricted stock which shall vest on the first anniversary of the date of grant except that the restricted stock shall vest automatically upon the death or Disability of such Non-Employee Director. The formula grant of restricted stock shall be determined by dividing $25,000 by the Fair Market Value of a share of PBG Common Stock on the date of grant. The term "Fair Market Value" is defined in the Plan as the average of the high and low per share sales price for PBG Common Stock on the composite tape for securities listed on the New York Stock Exchange (the "NYSE"). If the date of grant is not a trading day on the NYSE, the immediately preceding trading day is used.

     Under the Plan, each Non-Employee Director shall be entitled to all of the rights of a stockholder with respect to the restricted stock including the right to dividends or other distributions paid or made with respect to the stock. However, such restricted stock (and any dividends or distributions made or paid in shares of PBG Common Stock) may not be transferred or sold until the Non-Employee Director ceases to serve as a director of PBG.

     Annual Award. On April 1 of each year, a Non-Employee Director who is actively serving as a director of PBG shall receive an annual formula grant of options to purchase PBG Common Stock at a price determined by the Fair Market Value of PBG Common Stock on the date of grant. The number of options granted is determined by dividing the grant amount of $275,000 by such Fair Market Value of a share of PBG Common Stock determined as of the date of grant. Using a value of $42.00, which represents the Fair Market Value of a share of PBG Common Stock as of the last practicable date of February 21, 2001, each Non-Employee Director would receive approximately 6,548 options. A Non-Employee Director who becomes a director of PBG after April 1 shall receive a pro-rated award as set forth in the Plan.

     These options are immediately vested and exercisable and have an exercise period of ten (10) years; except that the options shall immediately terminate and expire when a Non-Employee Director ceases to be a director for reasons other than death or Disability.

     Prior to an option grant date, Non-Employee Directors may elect to convert up to one hundred percent (100%) of their options into shares of PBG Common stock at the rate of three options for one share.

     Deferral. Non-Employee Directors may elect to defer into PBG phantom stock units on a one-for-one basis, all of their shares of restricted stock and all of their shares of PBG Common Stock into which their options were converted at their election. The value of the phantom stock will fluctuate based on the market value of PBG Common Stock and will be credited with dividends, in the form of phantom stock units, at the same rate and time as dividends are declared on PBG Common Stock.

     The deferral period for restricted stock shall be equal to the period of the Non-Employee Director's service as a director of PBG and, with respect to converted shares, the deferral period shall be not less than two (2) years.

     At the end of a deferral period, the Non-Employee Directors shall be entitled to receive the value of the PBG phantom stock units credited to them, determined by multiplying the number of PBG phantom stock units by the Fair Market Value of a share of PBG Common Stock, determined on the last trading day of the deferral period. Payment shall be made in cash, unless the Board determines, in its discretion, that payment shall be in the form of shares of PBG Common Stock or in a combination of cash and shares of PBG Common Stock.

     Federal Income Tax Consequences. The following discussion is a summary of certain federal income tax issues and does not purport to be a complete analysis of all of the potential tax aspects relating to the Plan or the awards. The discussion is not intended as a substitute for careful tax planning by each Non-Employee Director, and does not consider state and local taxes that may be applicable to the awards. Therefore, PBG encourages Non-Employee Directors to consult with their individual tax advisors regarding the taxation of their awards. The discussion is based on federal income tax laws, regulations and interpretations thereof presently in effect, all of which are subject to change, possibly with retroactive effect. Nothing in this discussion is or should be construed as legal or tax advice.

     Non-Qualified Options. The grant of a non-qualified option under the Plan should not result in taxable income to the Non-Employee Director. Generally, the Non-Employee Director would realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and PBG would be entitled to a corresponding deduction of the same amount at such time. The tax basis in such shares would then be equal to the exercise price paid for those shares plus the ordinary income recognized by the Non-Employee Director due to the exercise. Gain or loss realized by the Non-Employee Director upon the subsequent disposition of such shares will generally be treated as a capital gain or loss.

     Restricted Stock Awards. A Non-Employee Director who has received a restricted stock award should not realize taxable income at the time of grant, and PBG would not be entitled to a corresponding deduction at such time, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon the vesting of stock subject to an award, the Non-Employee Director would realize ordinary income in an amount equal to the then fair market value of those shares, and PBG would then be entitled to a corresponding deduction of an equal amount. The tax basis of such stock should then be equal to the ordinary income recognized by the Non-Employee Director. Gain or loss realized upon a subsequent disposition of those shares would generally be treated as a capital gain or loss. Cash dividends paid to the Non-Employee Director during the restriction period will result in ordinary income to the Non-Employee Director, and PBG will be entitled to a corresponding deduction.

     A Non-Employee Director may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award (rather than at the date the restrictions lapse). If such election is made, the amount of ordinary income taxable to the Non-Employee Director would be equal to the fair market value of the restricted stock at the date of grant, and PBG would be entitled to a corresponding deduction at such time. The tax basis of such stock will then be equal to the ordinary income recognized by the Non-Employee Director. Gain or loss realized upon a subsequent disposition of restricted shares would generally be treated as a capital gain or loss. Elections for
Section 83(b) treatment must be made within 30 days of the date of grant and filed with PBG and the Internal Revenue Service.

     Phantom Stock. The Plan allows Non-Employee Directors to make an advance election to defer the receipt of certain awards in exchange for crediting an account of a Non-Employee Director with a certain amount of phantom stock. Awards that are deferred in such a manner should not be subject to income taxation until the value of the phantom stock is distributed to the Non-Employee Director. At the time of distribution, the then current value of the phantom stock would generally be subject to ordinary income taxation, and PBG would be entitled to a corresponding deduction.

     Shares of Stock Subject to the Plan. The shares that may be delivered under this Plan shall not exceed an aggregate of 300,000 shares of PBG Common Stock adjusted, if appropriate, consistent with the terms of the Plan; provided that any shares authorized but not delivered under the Prior Plan which is superseded upon effectiveness of this Plan, shall be available for delivery under this Plan and all awards granted under the Prior Plan shall be governed by and administered in accordance with the terms of this Plan in addition to the above-mentioned 300,000 shares.

     Dilution and Other Adjustments. The number and kind of shares of PBG Common Stock issuable under the Plan, or which may or have been awarded to any Non-Employee Director may be adjusted proportionately by the Board of Directors to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin off or other distribution of assets of PBG to its shareholders, any partial or complete liquidation, or other similar corporate changes. Such adjustment shall be conclusive and binding for all purposes of the Plan.

     Effect of Misconduct. Notwithstanding any other provision of the Plan, if a Non-Employee Director engages in Misconduct (as defined in the Plan), he or she shall forfeit all rights to any unexercised options, restricted stock and phantom stock units.

     Withholding. PBG shall have the right to require the payment (through withholding from any amount payable from PBG to the Non-Employee Directors or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

     Resale Restrictions, Assignment and Transfer. Options (unless the Board of Directors determines otherwise), restricted stock and PBG phantom stock units may not be sold, transferred or assigned except in the event of the Non-Employee Director's death, in which case his or her options, restricted stock or PBG phantom stock units may be transferred by will or by the laws of descent and distribution. All restrictions on restricted stock granted to a Non-Employee Director shall lapse upon his or her death. Options may be exercised by the decedents personal representative or by whomever inherits the options, at any time through and including their original expiration date.

     Funding. The Plan is unfunded and PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

     Duration, Amendments and Terminations. The Board of Directors may amend or terminate the Plan in whole or in part; provided however that the Plan may not be amended more than once every six (6) months, other than to comport with changes in the Code or the rules and regulations thereunder; provided further that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan, unless consented to by the recipients of such awards. The Plan shall continue until terminated.

     Administration. The Plan shall be administered by the Board of Directors. The Board of Directors shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable. The Board's interpretations of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in its members hereunder, shall be conclusive and binding on all parties concerned, including PBG, its directors and shareholders and any employee of PBG. The costs of administering the Plan shall be borne by PBG and not charged against any award to any Non-Employee Director.

                               NEW PLAN BENEFITS

     The exact number of shares of restricted stock and future stock options that may be allocated to Non-Employee Directors as a group (the "Group") under the Plan is not presently determinable.

     If the Plan had been in effect in 2000, no restricted stock would have been awarded to any member of the Group. The number of stock options that would have been allocated to the Group had the Plan been in effect in 2000, would have been 97,223 at a grant price of $19.80 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PBG DIRECTORS' STOCK PLAN.

ATTACHED AS APPENDIX B.

                              APPROVAL OF AUDITORS
                             (ITEM 3 ON PROXY CARD)

     The Board of Directors, upon recommendation of the Audit Committee, recommends that KPMG LLP continue as PBG's independent auditors for fiscal 2001. They have been PBG's independent auditors since 1999. Representatives of KPMG LLP will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2001.

                                 OTHER MATTERS

     As of the mailing date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

     CONFIDENTIALITY. PBG's policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PBG retains an independent organization to tabulate shareholder votes and certify voting results.

                       YEAR 2002 SHAREHOLDERS' PROPOSALS

     PBG welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2002 Annual Shareholders' Meeting, and included in the Proxy Statement for that meeting, it must receive the proposal in writing on or before December 15, 2001. If a proposal is received by February 14, 2002, PBG may include it in the Proxy Statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 14, 2002, PBG may use its discretionary voting authority when the proposal is raised at the 2002 Annual Meeting, without inclusion of the proposal in its Proxy Statement.

                                    GENERAL

     PBG will pay the costs of preparing, assembling and mailing this Proxy Statement and the costs relating to the Annual Meeting.

     In addition to the solicitation of proxies by mail, PBG intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

     To be sure that we have the necessary quorum to hold the Annual Meeting, PBG has hired the firm of Morrow & Co., Inc., to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $8,500.

     Employees of PBG may also solicit proxies. They will not receive any additional pay for such solicitation.

     The Annual Report to Shareholders for 2001 and financial statements were mailed with this Proxy Statement or were previously delivered to shareholders and are not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PBG's Director of Investor Relations, at The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589 or (914) 767-7216.

     Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors,

                                          /s/ Pamela C. McGuire
                                          Pamela C. McGuire
                                          Secretary

                                                                      APPENDIX A

              AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE CHARTER

I.  PURPOSE

     The Audit and Affiliated Transactions Committee (the "Committee") is appointed by the Board of Directors (the "Board") of The Pepsi Bottling Group, Inc. (the "Company") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

     - Oversee the Company's financial reporting principles and policies and internal control systems, including review of the Company's quarterly and annual financial statements;

     - Review and monitor the performance and independence of the Company's independent auditors and the performance of the internal auditing department;

     - Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board; and

     - Review and approve certain significant transactions between the Company and its largest shareholder, PepsiCo Inc.

     The function of the Committee is oversight. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is entitled to rely on the integrity of the persons and organizations from which it receives information and the accuracy of that information. The members of the Committee are not full-time employees of the Company and are not accountants or auditors or experts in the fields of accounting, financial reporting or auditing.

     The outside auditors are ultimately accountable to the Board, as assisted by the Committee. The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select (subject to shareholder ratification), evaluate and, where appropriate, replace the outside auditors.

II.  COMPOSITION

     The Committee shall be appointed by the Board and shall have at least three members. Each member shall be a non-employee director and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall satisfy the membership requirements of the New York Stock Exchange, as interpreted by the Board in its business judgment.

     The members of the Committee shall be appointed annually by the Board and shall serve until they are reappointed or until their successors are duly appointed and qualified. Unless a Chair is appointed by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

     The Committee shall meet quarterly, or more frequently as circumstances dictate. The Committee should meet at least annually with the director of the internal auditing department and the independent auditors in a separate executive session to discuss any matters that the Committee or each of these groups believes should be discussed privately. Members may participate in meetings by conference call or other means by which all participants can hear each other.

IV.  RESPONSIBILITIES AND DUTIES

     To carry out its purposes, the Committee shall have the following duties and powers:

  Documents and Reports

      1. Review and discuss the annual audited financial statements to be contained in the Company's Annual Report on Form 10-K with management and the independent auditors. Review and consider with the independent auditors the matters required to be discussed by the applicable auditing standards and, based on these discussions, advise the Board whether it recommends that the audited financial statements be included in the Company's Annual Report on Form 10-K.

      2. Review and discuss with the independent auditors and management the Company's quarterly financial results to be included in the Company's quarterly reports on Form 10-Q and any matters that the auditors are required to discuss under applicable auditing standards.

      3. Review annually, in conjunction with the independent auditors and the Director of Internal Audit, the audit scope and plan of the independent auditors and the internal auditors.

      4. Review significant findings contained in internal reports to management prepared by the internal auditing department and management's response.

      5. Review and approve any report of the Committee required by the SEC to be included in the Company's annual proxy statement.

      6. Review and update this Charter annually or more frequently, as conditions dictate, and submit the Charter and any proposed modifications to the Board for approval.

  Independent Auditors

      7. Recommend to the Board the nomination of the independent auditors to be approved by the Company's shareholders, considering independence and effectiveness, and approve the fees and other compensation to be paid to the auditors.

      8. On an annual basis, receive from the auditors their formal written statement of all significant relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. Discuss with the independent auditors the scope of any disclosed relationships and their potential impact on the auditor's objectivity and independence and recommend appropriate action, if any, to the full Board.

      9. Review the performance of the independent auditors and recommend to the Board any proposed discharge of the independent auditors when circumstances warrant.

  Financial Reporting and Control Processes

     10. In consultation with the independent auditors and the internal auditors, review the Company's financial reporting practices, internal accounting controls, financial controls and policies regarding the security of assets.

     11. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     12. Consider and approve, if appropriate, significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

     13. Annually review activities, organizational structure, and qualifications of the internal audit department.

  Ethical and Legal Compliance

     14. Establish, review and update periodically the Company Code of Conduct and review with management the Company's systems to monitor compliance with this Code and applicable legal requirements.

     15. Periodically review, with the Company's counsel, legal compliance matters and any legal matter that could have a significant impact on the Company's financial results.

  Affiliated Transactions

     Review and approve any transaction between the Company and PepsiCo, or any entity in which PepsiCo has a 20% or greater ownership interest, where the transaction is other than in the ordinary course of business and has a value of more than $10 million.

  General

     Report Committee activities to the full Board on a regular basis and make such recommendations as the Committee may deem appropriate.

     Perform any other activities consistent with this Charter, the Company's By-Laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                      APPENDIX B

                           PBG DIRECTORS' STOCK PLAN
                         (Effective as of May 23, 2001)

1.  PURPOSES

     The principal purposes of the PBG Directors' Stock Plan (the "Plan") are to provide compensation to those members of the Board of Directors of The Pepsi Bottling Group, Inc. ("PBG") who are not also employees of PBG, assist PBG in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and associate more fully the interests of such directors with those of PBG's shareholders.

2.  EFFECTIVE DATE

     The Plan was unanimously approved by the Board of Directors of PBG, conditional on shareholder approval, and will become effective on May 23, 2001.

3.  ADMINISTRATION

     The Plan shall be administered and interpreted by the Board of Directors of PBG ("Board"). The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable. The Board's interpretations of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested its members hereunder, shall be conclusive and binding on all parties concerned, including PBG, its directors and shareholders and any employee of PBG. The costs and expenses of administering the Plan shall be borne by PBG and not charged against any award or to any award recipient.

4.  ELIGIBILITY

     Directors of PBG who are not employees of PBG ("Non-Employee Directors") are eligible to receive awards under the Plan. Directors of PBG who are employees of PBG are not eligible to participate in the Plan, but shall be eligible to participate in other PBG benefit and compensation plans.

5.  INITIAL AWARD

     Under the Plan, each Non-Employee Director shall, on the first day of the month after commencing service as a director of PBG, receive a formula grant of restricted stock ("Restricted Stock"). The number of shares of Restricted Stock to be included in each such award shall be determined by dividing $25,000 by the Fair Market Value (as defined below) of a share of PBG Common Stock on the date of grant (the "Stock Grant Date"), or if such day is not a trading day on the New York Stock Exchange ("NYSE"), on the immediately preceding trading day. The number of shares so determined shall be rounded to the nearest number of whole shares. If the recipient of the Restricted Stock continuously remains a director of PBG, the Restricted Stock granted hereunder shall vest and any restrictions thereon shall lapse on the first anniversary of the Stock Grant Date; provided, however, that, in the event of a Non-Employee Director's death or Disability (as defined in Section 6(c) hereof), the Restricted Stock granted to such Non-Employee Director shall vest and any restrictions thereon shall lapse immediately. Notwithstanding the foregoing, a Non-Employee Director may not sell or otherwise transfer any Restricted Stock granted to him or her prior to the date such Non-Employee Director ceases to serve as a director of PBG for any reason. The Non-Employee Director shall have all of the rights of a stockholder with respect to such Restricted Stock, including the right to receive all dividends or other distributions paid or made with respect to the stock. Any dividends or distributions that are paid or made in PBG Common Stock shall be subject to the same restrictions as the Restricted Stock in respect of which such dividends or distributions were paid or made. However, any dividends or distributions paid or made in cash shall not be subject to such restrictions. Each Restricted Stock award shall be evidenced by an agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

6.  ANNUAL AWARD

     (a) Under the Plan, each Non-Employee Director shall receive an annual formula grant of options to purchase shares of PBG Common Stock ("Options") at a fixed price (the "Exercise Price"). Such grant shall be made annually on April 1 (the "Option Grant Date"); provided, however, that each individual who becomes a Non-Employee Director after April 1, and in a month other than January, February or March, shall receive a pro-rated annual formula grant of options (a "Pro-Rated Grant") on the first day of the month following the date he or she commences service as a director of PBG (the "Pro-Rated Option Grant Date"). To receive a grant of Options, a Non-Employee Director must be actively serving as a director of PBG on the Option Grant Date or the Pro-Rated Option Grant Date, as applicable.

     (b) The number of Options to be included in each option award shall be determined by dividing the Grant Amount (as defined below) by the Fair Market Value (as defined below) of a share of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Grant Amount shall mean $275,000, except that, in the case of a Pro-Rated Grant, Grant Amount shall mean the following: (i) $206,250 in the case of an individual who commences service as a director of PBG on or after April 2 and on or before June 30; (ii) $137,500 in the case of an individual who commences service as a director of PBG on or after July 1 and on or before September 30; (iii) $68,750 in the case of an individual who commences service as a director of PBG on or after October 1 and on or before December 31. No Pro-Rated Grant shall be made in the case of an individual who commences service as a director of PBG on or after January 1 and on or before March 31. The number of Options so determined shall be rounded to the nearest number of whole Options. "Fair Market Value" shall mean the average of the high and low per share sale prices for PBG Common Stock on the composite tape for securities listed on the NYSE for the day in question, except that such average price shall be rounded up to the nearest one-fourth.

     (c) Options shall vest and become immediately exercisable on the Option Grant Date or Pro-Rated Option Grant Date, as applicable. Each Option shall have an Exercise Price equal to the Fair Market Value of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Each Option shall have a term of ten years; provided, however, in the event the holder thereof shall cease to be a director of PBG, or its successor, for a reason other than death or Disability (as defined below), such Options shall thereupon immediately terminate and expire. A Non-Employee Director has a "Disability" if he or she is totally and permanently disabled as determined using the standards PBG applies under its long-term disability program.

     (d) Non-Employee Directors may exercise their Options by giving an exercise notice to PBG in the manner specified from time to time by the Board. Options may be exercised by using either a standard cash exercise procedure or a cashless exercise procedure. From time to time, the Board may change or adopt procedures relating to Option exercises. If, at any time, a Non-Employee Director suffers a Disability or is otherwise incapable of exercising his or her Options before the expiration thereof, the Board may take any steps it deems appropriate to prevent such Options from lapsing prior to being exercised.

     (e) Each Option award shall be evidenced by a written agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

     (f) With respect to each Option award, by an election made before the Option Grant Date or Pro-Rated Option Grant Date, as applicable, Non-Employee Directors may elect to convert up to one hundred percent (100%) of their Options into shares of PBG Common Stock at the ratio of three Options for one share. The number of shares so determined shall be rounded to the nearest number of whole shares. If less than one hundred percent (100%) of the Options are converted, Options shall be converted in increments of thirty (30) Options.

7.  SHARES OF STOCK SUBJECT TO THE PLAN

     The shares that may be delivered under this Plan shall not exceed an aggregate of 300,000 shares of PBG Common Stock, adjusted, if appropriate, in accordance with Section 9 below; provided that any shares authorized but not delivered under the Prior Plan (as hereinafter defined) shall be available for delivery under this Plan in addition to the above mentioned 300,000 shares. The shares granted or delivered under the Plan may be newly issued shares of Common Stock or treasury shares.

8.  DEFERRAL

     Non-Employee Directors may make an advance election to defer into PBG phantom stock units (i) all of the shares of Restricted Stock granted under
Section 5 and/or (ii) all of the shares resulting from an election made under
Section 6(f). Non-Employee Directors who elect to defer receipt of such shares shall be credited with a number of phantom stock units equal to that number of shares of Restricted Stock or PBG Common Stock that they would have received had they not elected to defer. During the deferral period, the value of the phantom stock units will fluctuate based on the market value of PBG Common Stock. Non-Employee Directors will be credited with dividends on phantom stock units at the same rate and time as dividends are declared on PBG Common Stock. Any such dividends shall be credited as additional phantom stock units. At the end of the deferral period, Non-Employee Directors will receive the aggregate value of the PBG phantom stock units credited to them. The value of PBG phantom stock units will be determined by multiplying the number of PBG phantom stock units by the Fair Market Value of PBG Common Stock on the last trading day of the deferral period. All payments of deferred awards shall be made in cash, unless the Board in its discretion decides to make the distribution in shares of PBG Common Stock or in a combination of cash and shares of PBG Common Stock. Unless otherwise determined by the Board, (i) the deferral period with respect to shares of Restricted Stock granted under Section 5 shall equal the Non-Employee Director's period of service as a director of PBG (i.e., such deferral period shall end on the date the Non-Employee Director ceases to be a director of PBG, including by reason of death or disability), and (ii) the deferral period with respect to shares resulting from an election made under Section 6(f) shall be such as elected by the director of PBG and shall not be less than two (2) years.

9.  DILUTION AND OTHER ADJUSTMENTS

     The number and kind of shares of PBG Common Stock issuable under the Plan, or which may or have been awarded to any Non-Employee Director, may be adjusted proportionately by the Board to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes. Such adjustment shall be conclusive and binding for all purposes of the Plan.

10.  EFFECT OF MISCONDUCT

     Notwithstanding anything to the contrary herein, if a Non-Employee Director commits Misconduct (as defined below), he or she shall forfeit all rights to any unexercised Options, Restricted Stock and PBG phantom stock units credited to him or her under Section 8. For purposes of this Plan, Misconduct occurs if a majority of the Board determines that a Non-Employee Director has: (a) engaged in any act which is considered to be contrary to the PBG's best interests; (b) violated the PBG's Code of Conduct or engaged in any other activity which constitutes gross misconduct; (c) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her service as a director of PBG; or
(d) disclosed to an unauthorized person or misused confidential information or trade secrets of PBG.

11.  WITHHOLDING TAXES

     PBG shall have the right to require the payment (through withholding from any amount payable from PBG to the Non-Employee Director or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

12.  RESALE RESTRICTIONS, ASSIGNMENT AND TRANSFER

     Options (unless the Board of Directors specifically determines otherwise), Restricted Stock and PBG phantom stock units may not be sold, transferred or assigned, except in the event of the Non-Employee Director's death, in which case his or her Options, Restricted Stock or PBG phantom stock units may be transferred by will or by the laws of descent and distribution. All restrictions on Restricted Stock granted to a Non-Employee Director shall lapse upon his or her death. Options may be exercised by the decedent's personal representative, or by whomever inherits the Options, at any time, through and including their original expiration date.

     Once awarded, the shares of PBG Common Stock received by Non-Employee Directors may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934, as amended. PBG phantom stock units may not be transferred or assigned except by will or the laws of descent and distribution.

13.  FUNDING

     The Plan shall be unfunded. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

14.  PRIOR DIRECTORS' STOCK PLAN SUPERSEDED

     Upon this Plan's approval by the shareholders of PBG, this Plan shall supersede The PBG Directors' Stock Plan of 1999 (the "Prior Plan"). Thereafter, all shares authorized but not delivered under the Prior Plan shall be available for delivery under this Plan, no more awards shall be made under the Prior Plan, and all awards granted under the Prior Plan shall be governed by and administered in accordance with the terms of this Plan.

15.  DURATION, AMENDMENTS AND TERMINATIONS

     The Board of Directors may terminate or amend the Plan in whole or in part; provided, however, that the Plan may not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; provided further, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan, unless consented to by the recipients of such awards. The Plan shall continue until terminated.

                                   [PBG LOGO]
                         The Pepsi Bottling Group, Inc.

                                 March 28, 2001


                       Your proxy card is attached below.


              Please read the enclosed Proxy Statement, then vote
               and return the card at your earliest convenience.

                            * FOLD AND DETACH HERE *
--------------------------------------------------------------------------------


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1.  Election of Directors: Nominees Linda G. Alvarado, Barry H. Beracha,
                                    John T. Cahill, Thomas W. Jones,
                                    Thomas H. Kean, Susan D. Kronick,
                                    Margaret D. Moore, Robert F. Sharpe, Jr. and
                                    Craig E. Weatherup

      FOR all nominees [ ]      WITHHOLD AUTHORITY [ ]       EXCEPTIONS [ ]
                                to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

*Exceptions
            --------------------------------------------------------------------


2.  Approval of the PBG Directors' Stock Plan

                          FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

3.  Approval of Auditors

                          FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1, 2, and 3.

       Change of Address and/        I PLAN TO ATTEND ANNUAL MEETING. If you
       or Comments Mark Here [ ]     check this box to the right an admission
                                     card will be sent to you.  [ ]

Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

                                     Dated:                               , 2001
                                            ------------------------------

                                     -------------------------------------------
                                                     Signature


                                     -------------------------------------------
                                                     Signature



    (Please sign, date and return this        Votes MUST be indicated
    proxy card in the enclosed envelope.)     (x) in black or blue ink. [ ]

--------------------------------------------------------------------------------
                               Please Detach Here

               * You Must Detach This Portion of the Proxy Card *
                  Before Returning it in the Enclosed Envelope

                  Directions to The Pepsi Bottling Group, Inc.
                                Somers, New York

                                ----------------

                                      MAPS

                                ----------------


                                DIRECTIONS BY CAR

The Pepsi Bottling Group's Headquarters is located at the Intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the Intersection of Rt. 35 and Rt. 100.

                                   FROM I-684

If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100.

                           FROM MANHATTAN - WEST SIDE

West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.

                           FROM MANHATTAN - EAST SIDE

FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.

                             FROM BRONX - EAST SIDE

Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.

                        FROM BROOKLYN AND J.F.K. AIRPORT

Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.

                             FROM LAGUARDIA AIRPORT

Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                           FROM LONG ISLAND AND QUEENS

Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) North and follow directions above.

                   FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE

Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.

                        FROM CONNECTICUT-MERRITT PARKWAY

Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                               NEW ENGLAND THRUWAY

Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                            FROM CONNECTICUT - RT. 35

Heading West on Rt. 35 from the Connecticut/New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.

                         THE PEPSI BOTTLING GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 23, 2001

                      THIS PROXY IS SOLICITED ON BEHALF OF
               THE PEPSI BOTTLING GROUP, INC.'S BOARD OF DIRECTORS

     The undersigned hereby appoints Craig E. Weatherup, Pamela C. McGuire, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 23, 2001 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

(Continued and to be signed on other side)

                                        THE PEPSI BOTTLING GROUP, INC.
                                        P.O. BOX 11425
                                        NEW YORK, N.Y. 10203-0425